Exhibit 99.1

Acumen Pharmaceuticals Announces Topline Results from Phase 2 ALTITUDE-AD Clinical Trial of Sabirnetug (ACU193) for the Treatment of Early Alzheimer’s Disease; Trial Did Not Meet Primary Endpoint

-- Topline data show that ALTITUDE-AD did not meet the primary endpoint of change from baseline in cognitive and functional decline as measured by the Integrated Alzheimer’s Disease Rating Scale (iADRS) at 18 months compared to placebo at either dose; key secondary endpoints, including CDR-SB, also did not achieve statistical significance --
-- Acumen to cease clinical development of sabirnetug, preserve cash and explore strategic options --

NEWTON, MA, Oct. 30, 2026 – Acumen Pharmaceuticals, Inc. (NASDAQ: ABOS) (“Acumen” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD), today announced that initial topline data from its Phase 2 ALTITUDE-AD clinical trial of sabirnetug (ACU193) in participants with early AD did not meet its primary endpoint of change from baseline in cognitive and functional decline as measured by the Integrated Alzheimer’s Disease Rating Scale (iADRS) at 18 months compared to placebo at either the 35 mg/kg or the 50 mg/kg dose. The trial also failed to achieve statistical significance on key secondary efficacy endpoints, including the Clinical Dementia Rating – Sum of Boxes (CDR-SB), and did not show any meaningful difference between either sabirnetug treatment arm and the placebo arm. Sabirnetug was generally well tolerated, with amyloid-related imaging abnormalities - edema (ARIA-E) observed in ~10% of sabirnetug-treated participants. An analysis of change in amyloid plaque load, as measured by positron emission tomography (PET) SUVr, demonstrated statistically significant amyloid plaque reduction for both dose levels at week 36 and week 76.

Acumen expects to receive and analyze additional data from ALTITUDE-AD in the coming weeks, including fluid biomarker and additional imaging data, but does not expect these data to change the efficacy conclusions of the trial.

Based on the initial topline results, Acumen plans to cease development of sabirnetug, including the open-label extension portion of the ALTITUDE-AD trial, and to evaluate its strategic options, including its Enhanced Brain Delivery™ (EBD®) program. In the interim, the Company plans to take steps to implement cash conservation measures and explore strategic options to maximize shareholder value.

“While we are disappointed the trial did not meet its primary endpoint, we express our compassion and hope for future therapeutic options for patients with Alzheimer’s disease and their families,” said Daniel O’Connell, Chief Executive Officer of Acumen. “We have tremendous gratitude toward the patients, caregivers, investigators and clinical trial sites, as well as all Acumen employees, who worked so diligently over many years on this program.”

About Sabirnetug (ACU193)

Sabirnetug (ACU193) is a humanized monoclonal antibody (mAb) discovered and developed based on its selectivity for soluble AβOs, which are a highly toxic and pathogenic form of Aβ, relative to Aβ monomers and amyloid plaques. Soluble AβOs have been observed to be potent neurotoxins that bind to neurons, inhibit synaptic function and induce neurodegeneration. By selectively targeting toxic soluble AβOs, sabirnetug aims to address the hypothesis that soluble AβOs are an early and persistent underlying cause of the neurodegenerative process in AD. Sabirnetug has been granted Fast Track designation for the treatment of early AD by the U.S. Food and Drug Administration and was evaluated in the Phase 2 ALTITUDE-AD clinical trial in patients with early AD.

About ALTITUDE-AD (Phase 2)

Initiated in 2024, ALTITUDE-AD is a Phase 2, multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy and safety of sabirnetug (ACU193) infusions administered once every four weeks in slowing cognitive and functional decline as compared to placebo in participants with early Alzheimer’s disease. The study has enrolled 542 individuals with early Alzheimer’s disease (mild cognitive impairment or mild dementia due to AD) at multiple investigative sites located in the United States, Canada, the European Union and the United Kingdom. More information can be found on www.clinicaltrials.gov, NCT identifier NCT06335173.

About Acumen Pharmaceuticals, Inc.

Acumen Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble AβOs for the treatment of AD. Acumen’s scientific founders pioneered research on AβOs, which a growing body of evidence indicates are early and persistent triggers of Alzheimer’s disease pathology. Acumen’s lead investigational product candidate, sabirnetug (ACU193), a humanized monoclonal antibody that selectively targets toxic soluble AβOs, was evaluated in the Phase 2 ALTITUDE-AD clinical trial (NCT06335173) in early symptomatic Alzheimer’s disease patients, following positive results in its Phase 1 trial INTERCEPT-AD. Acumen is also investigating a subcutaneous formulation of sabirnetug using Halozyme’s proprietary ENHANZE® drug delivery technology. Acumen is also collaborating with JCR Pharmaceuticals to develop an Enhanced Brain Delivery™ (EBD®) therapy for Alzheimer’s disease utilizing a transferrin-receptor-targeting blood-brain barrier-penetrating technology. The company is headquartered in Newton, Mass. For more information, visit www.acumenpharm.com.

Forward-Looking Statements

This press release contains forward-looking statements. Any statement describing Acumen’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “believes,” “expects,” “anticipates,” “could,” “should,” “would,” “seeks,” “aims,” “plans,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements concerning the therapeutic potential of Acumen’s product candidate, sabirnetug (ACU193); the anticipated receipt and analysis of additional data from ALTITUDE-AD and Acumen’s expectation that such data will not change the clinical trial’s efficacy conclusions; Acumen’s plans to cease development of sabirnetug; and Acumen’s plans to evaluate its strategic options and take steps to implement cash conservation measures and explore strategic options to maximize shareholder value. These statements are based upon the current beliefs and expectations of Acumen’s management, and are subject to certain factors, risks and uncertainties, including the risk that additional data or further analyses from ALTITUDE-AD may differ from, or change the interpretation of, the topline results, and particularly those inherent in the process of discovering, developing and commercializing safe and effective human therapeutics. Such risks may be amplified by the impacts of geopolitical events and macroeconomic conditions. These and other risks concerning Acumen’s programs are described in additional detail in Acumen’s filings with the Securities and Exchange Commission (“SEC”), including in Acumen’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K, and in subsequent filings with the SEC. Copies of these and other documents are available from Acumen. Additional information will be made available in other filings that Acumen makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Acumen expressly disclaims any obligation to update or revise any forward-looking statement, except as otherwise required by law, whether, as a result of new information, future events or otherwise.

Investors:
Alex Braun
abraun@acumenpharm.com

Media:
Robyn Moxon
rmoxon@acumenpharm.com
3